Exhibit 99.1
VIGGLE CELEBRATES PASSING ONE MILLION REGISTERED USERS MILESTONE

NEW YORK – July 30 2012 - ViggleSM (Symbol: VGGL), the popular loyalty program for television, announced today that it has surpassed the one million registered users mark since its launch at the end of January. Rewarding viewers for their loyalty to their favorite shows, Vigglers have earned millions of dollars of rewards from places like Best Buy, Amazon, Fandango, Hulu Plus and iTunes among others.

“One million registered users is a key milestone for Viggle,” said Chris Stephenson, president of Viggle Inc. “We’re focused on making TV better for our users, rewarding them for their loyalty to the shows they love and giving them unique ways to interact with what they’re watching.”

Viggle users have checked in to more than 63 million TV shows and, on average, spend 86 minutes per session within the app. Reaping the benefits for their loyalty, Viggle users have redeemed their points over 905,000 times for a wide variety of rewards.

Viggle automatically recognizes and checks its users into live, DVR’d and online TV content from over 140 of the most popular channels. Viggle users earn points for checking into TV shows, watching video clips, playing games, answering trivia and participating in live polls. These points can then be redeemed within the app for rewards such as movie tickets, music downloads, electronics, gift cards or charitable donations.

Since launching, the company has added Viggle LIVE and MyGuy to the app. Viggle LIVE is a program of real-time voting, trivia and polls that’s in synch with what the person is watching. MyGuy is a next generation fantasy sports game that knows which teams are playing when the Viggle user checks into a game on TV. The Viggle user selects which players they want to put in the game and can change them based on how the game goes. The better the selected players perform, the more points the Viggle user gets to use for rewards.

Available for free, Viggle can now be downloaded from Verizon Apps, Google Play and the iTunes App Store. Viggle works with iOS devices such as iPhone®, iPad® and iPod touch® and on mobile devices running Android 2.2 or above.

About ViggleSM
Viggle is a loyalty program for television that gives people real rewards for checking into the television shows they are watching. Available for Android, Apple iPhone®, iPad® and iPod touch®, Viggle automatically identifies the television shows its users are watching and awards them points when they check-in. Viggle users can redeem their points in the app’s rewards catalogue for items such as movie tickets, music, gift cards or they can convert them into charitable donations. For more information, visit http://www.viggle.com, follow us on Twitter @Viggle or like us on Facebook.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of July 30, 2012. Except as required by law, Viggle Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Media Contact:
Laura Gonia
Weber Shandwick for Viggle
Viggle@webershandwick.com
Tel. 206.576.5580

Jason Reindorp
VP, Marketing
Jason@viggle.com
Tel. 206.226.4085

Investor Relations:
John Small
Head of Strategy & Corp. Development—Viggle
John@viggle.com
Tel. 212.231.0092